Exhibit 10.14

2004 LONG TERM INCENTIVE COMPENSATION PLAN OPTION AWARD FOR EMPLOYEE WITH EMPLOYMENT AGREEMENT

EXTRA SPACE STORAGE INC.

2004 LONG TERM INCENTIVE COMPENSATION PLAN

OPTION AWARD AGREEMENT

AGREEMENT by and between Extra Space Storage Inc., a self-administered Maryland corporation (the “Company”) and                      (the “Optionee”), dated as of the 12th day of August, 2004.

WHEREAS, the Company maintains the Extra Space Storage Inc. 2004 Long Term Incentive Compensation Plan (as amended from time to time, the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan (which are set forth in Appendix A, attached hereto for your convenience));

WHEREAS, the Optionee is an employee of the Company or its Subsidiaries; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant a stock option to the Optionee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Grant of Stock Option.

The Company hereby grants the Optionee an Option to purchase          shares of Common Stock, subject to the following terms and conditions and subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.

The Option is not intended to be and shall not be qualified as an “incentive stock option” under Section 422 of the Code.

2. Option Price.

The Option Price per Share shall be $12.50.

3. Initial Exercisability.

(a)	Subject to paragraph 5 below, the Option, to the extent that there has been no termination of the Optionee’s employment and the Option has not otherwise expired or been forfeited, shall become exercisable as follows:

For the Period Ending On	Percent of the Grant Exercisable
August 12, 2005	25%
August 12, 2006	25%
August 12, 2007	25%
August 12, 2008	25%

(b)	Notwithstanding the foregoing, the Option shall also become exercisable and otherwise vested (i) if and as provided in the employment agreement between the Optionee and the Company, dated as of , as amended from time to time (the “Employment Agreement”) to the same extent as they would were the provisions of the Employment Agreement relating to such exercisability and vesting applicable by their terms to the Options, if and to the extent the Employment Agreement is in effect at the relevant time, and nothing herein shall limit any of the Optionee’s rights under the Employment Agreement and (ii) upon a Change in Control while the Optionee is employed.

4. Exercisability Upon and After Termination of Optionee.

(a)	In the event of the Optionee’s Termination of Service other than a termination by the Optionee without Good Reason (as defined in the Employment Agreement, if and to the extent the Employment Agreement is in effect at the relevant time), termination by the Company and its Subsidiaries for Cause (as defined in the Employment Agreement, if and to the extent the Employment Agreement is in effect at the relevant time) or termination by reason of death, Retirement or Disability, no exercise of the Option may occur after the expiration of the three-month period to follow such termination, or if earlier, the expiration of the term of the Option set forth in paragraph 5 below; provided that, if the Optionee should die after a Termination of Service, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable under paragraph 3(a) above) may be exercised in the manner provided by the Plan until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with paragraph 5 below.

(b)	In the event the Optionee has a Termination of Service on account of death, Disability or Retirement, the Option may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires as provided under paragraph 5 below.

(c)	Notwithstanding any other provision of this Agreement, if (i) the Optionee has a Termination of Service by the Company or a Subsidiary for Cause or (ii) the Optionee terminates employment with the Company and its Subsidiaries without Good Reason (other than on account of death, Retirement or Disability), the Optionee’s Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

(d)	Other than as specified below, no Option (or portion thereof) which had not become exercisable at the time of cessation of employment shall ever be or become exercisable. No provision of this paragraph 4 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon cessation of employment.

(e)	The Committee may, in its sole discretion, accelerate all or a portion of the vesting of any Option upon the cessation of the Optionee’s employment for any reason (other than a termination by the Company for Cause).

5. Term.

Unless earlier forfeited, the Option shall, notwithstanding any other provision of this Agreement, expire in its entirety upon the 10th anniversary of the date hereof. The Option shall also expire and be forfeited at such earlier times and in such circumstances as otherwise provided hereunder or under the Plan.

6. Miscellaneous.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)	The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control. In the event of any dispute or disagreement as to the interpretation of this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Agreement, the decision of the Committee shall be final and binding upon all persons.

(c)	All notices hereunder shall be in writing, and if to the Company or the Committee, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Optionee, shall be delivered personally, sent by email or facsimile transmission or mailed to the Optionee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 6(c).

(d)	The failure of the Optionee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Optionee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(e)	The Optionee agrees that, at the request of the Committee, the Optionee shall represent to the Company in writing that the Shares being acquired are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition. The Optionee expressly understands and agrees that, in the event of such a request, the making of such representation shall be a condition precedent to receipt of Shares upon exercise of the Option.

(f)	Nothing in this Agreement shall confer on the Optionee any right to continue in the employ of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate the Optionee’s employment at any time.

(g)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, other than the Employment Agreement if and to the extent the Employment Agreement is in effect at the relevant time.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the day and year first above written.

EXTRA SPACE STORAGE INC.

By:
Name:
Title:

[Optionee’s Name]

Appendix A

Please note, the definitions contained in this Appendix A are provided for your convenience, and at all times, such definitions shall have the meaning ascribed thereto under the Plan, as may be amended from time to time.

“Award Agreement” means a written agreement in a form approved by the Committee to be entered into between the Company and the Participant as provided in Section 3 of the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (A) the Company, (B) any entity controlling, controlled by or under common control with the Company, (C) any employee benefit plan of the Company or any entity described in clause (B), (D) with respect to any particular Participant, the Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Participant is a member), (E) Kenneth M. Woolley, his affiliates, associates and people acting in concert with any of the foregoing and (F) Spencer F. Kirk, his affiliates, associates and people acting in concert with any of the foregoing, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of either (1) the combined voting power of the Company’s then outstanding securities or (2) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering of the Common Stock under the Securities Act; or

(ii) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Committee appointed by the Board under Section 3 of the Plan.

“Common Stock” means the Company’s Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

“Director” means a non-employee director of the Company or its Subsidiaries.

“Disability” means the occurrence of an event which would entitle an employee of the Company to the payment of disability income under one of the Company’s approved long-term disability income plans or, in the absence of such a plan, unless otherwise provided by the Committee in the Participant’s Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.

“Grantee” means an employee, Director and consultant granted Restricted Stock, Phantom Shares or Dividend Equivalent Rights or such other equity-based Awards as may be granted pursuant to Section 9 of the Plan.

“Option” means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Option Price” means the exercise price per Share.

“Participant” means a Grantee or Optionee.

“Retirement” means the Termination of Service of a Participant with the Company under circumstances which would entitle an employee of the Company to an immediate pension under one of the Company’s approved retirement plans, or, in the absence of such a plan, unless otherwise provided by the Committee in the Participant’s Award Agreement, the Termination of Service (other than for Cause) of a Participant on or after the Participant’s attainment of age 65 or on or after the Participant’s attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or its affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock of the Company.

“Subsidiary” means any corporation (other than the Company), partnership or other entity at least 50% of the economic interest in the equity of which is owned by the Company or by another subsidiary.

“Successor of the Optionee” means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

“Termination of Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries. Cessation of service as an officer, or employee, Director and consultant shall not be treated as a Termination of Service if the Participant continues without interruption to serve thereafter in another one (or more) of such other capacities.